Exhibit 5.1

                                     , 2020

BancPlus Corporation

1068 Highland Colony Parkway

Ridgeland, Mississippi 39157

Ladies and Gentlemen:

We have acted as counsel to BancPlus Corporation, a Mississippi corporation (the “Company”), in connection with the Company’s registration statement on Form S-4 originally filed with the Securities and Exchange Commission (the “SEC”) on January 22, 2020 (such registration statement as amended, the “Registration Statement”) with respect to registration under the Securities Act of 1933, as amended (the “Securities Act”), of an aggregate 2,455,655 shares of Common Stock of the Company, $1.00 par value per share (the “Common Stock”), to be issued in connection with the Share Exchange, Corporate Merger and Bank Merger, as defined by that certain Agreement and Plan of Share Exchange and Merger (collectively, the “Transaction”), dated as of September 18, 2019, by and among the Company, BankPlus, State Capital Corp. and State Bank & Trust Company (the “Definitive Agreement”).

In reaching the opinions set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including: (i) the Registration Statement, (ii) the Definitive Agreement, (iii) certain resolutions adopted by the board of directors, and (iv) such other certificates, instruments, and documents as we have considered necessary for purposes of this opinion. As to any facts material to our opinions, we have made no independent investigation or verification of such facts and have relied, to the extent that we deem such reliance proper, upon certificates of officers or other representatives of the Company.

Based upon the foregoing, and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that the shares of Common Stock when issued and delivered by the Company in accordance with Transaction, are duly authorized shares of Common Stock and will be validly issued, fully paid, and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act, (ii) the Transaction shall have become effective under the Mississippi Business Corporation Act and (iii) the Company’s books shall reflect the issuance of such share of Common Stock to the person entitled thereto in accordance with the terms of the Definitive Agreement.

This opinion is limited in all respects to the Mississippi Business Corporation Act. We express no opinion as to any other law or any matter other than as expressly set forth above, and no opinion as to any other law or matter may be inferred or implied. Our opinion represents our evaluation of statutory, regulatory, judicial and administrative authorities existing as of the date of our opinion set forth above, any of which is subject to change at any time, potentially with retroactive effect.

BancPlus Corporation

                        , 2020

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters.” In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in law.

Very truly yours,

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